EXHIBIT 10.20
SECOND AMENDMENT TO
CONTRIBUTION AGREEMENT
     THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (the “Amendment”) is made and entered into as of June 21, 2010, by and between Welsh Property Trust, Inc., a Maryland Corporation (the “Contributor”) and Welsh Property Trust, L.P., a Delaware limited partnership (the “Operating Partnership”).
RECITALS
     A. Contributor and the Operating Partnership are parties to that certain Contribution Agreement dated and effective as of March 1, 2010 as amended by that certain First Amendment to Contribution Agreement dated May 18, 2010 (as amended, the “Contribution Agreement”) pursuant to which Contributor agreed to contribute to the Operating Partnership the net proceeds of Contributor’s initial public offering of its common stock in exchange for units of limited partner interest in the Operating Partnership.
     B. The parties to the Contribution Agreement desire to further amend the Contribution Agreement as hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree to be bound as follows:
     1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Contribution Agreement, unless the context shall otherwise require.
     2. Term of Agreement. Section 2.06 of the Contribution Agreement is hereby amended to delete the phrase “June 30, 2010” and to replace it with “July 31, 2010”.
     3. Remaining Terms. Except as expressly set forth in this Amendment, all other terms and provisions of the Contribution Agreement shall remain in full force and effect.
     4. Governing Law. This Amendment, and any disputes or issues related hereto, shall be governed by the internal laws of the State of Delaware without giving effect to principles of conflict of laws of such State.
     5. Jurisdiction. The parties hereto hereby (a) submit to the jurisdiction of any Minnesota state court or federal court sitting in the County of Hennepin, Minnesota and to the jurisdiction of any Delaware state court or federal court sitting in Wilmington, Delaware, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute; (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper; and (c) waive personal service of the summons, complaint and other process issued in any such action and agree that service of such summons, complaint and other process may be made in accordance with Section 8.01 of the Contribution Agreement.
     6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute but one agreement.

     7. Binding Effect. This Amendment shall be binding upon the parties to the Contribution Agreement, and their respective successors and permitted assigns.
     8. Third Party Beneficiaries. This Amendment shall not confer any rights or remedies upon any person or entity other than the parties to the Contribution Agreement, and their respective successors and permitted assigns.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

WELSH PROPERTY TRUST, L.P.

By:	WELSH PROPERTY TRUST, LLC
Its Managing General Partner

By: Name:	/s/ Scott T. Frederiksen Scott T. Frederiksen
Title:	Chief Executive Officer

WELSH PROPERTY TRUST, INC.

By: Name:	/s/ Scott T. Frederiksen Scott T. Frederiksen
Title:	Chief Executive Officer

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